Exhibit 99.3

Unaudited Pro Forma Combined Financial Statements

On June 16, 2014, Stamps.com Inc. ("SDC") filed a Current Report on Form 8-K to report that on June 10, 2014, Stamps.com Inc completed the acquisition of Auctane LLC ("Auctane"). The following unaudited pro forma combined condensed statement of operations combines the statement of operations data for SDC and Auctane for the six months ended June 30, 2014 and the year ended December 31, 2013 as if the acquisition had been completed on January 1, 2013. The pro forma financial information is based upon the historical consolidated financial statements of SDC and Auctane and the assumptions, estimates, and adjustments which are described in the notes to the unaudited pro forma combined financial statements. The assumption, estimates, and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. The preliminary allocations represent estimates made for purpose of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma combined financial statements are presented for illustrative purpose only and are not necessarily indicative of the consolidated results of operations of SDC that would have been reported had the acquisitions occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of SDC for any future period. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and Auctane or costs that may be incurred in integrating SDC and Auctane. The unaudited pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in SDC’s Annual Report on Form 10-K for the period ended December 31, 2013 and Quarterly Report on Form 10-Q for the period ended June 30, 2014, which is on file with the SEC, and the audited financial statements of Auctane included in this Form 8-K.

STAMPS.COM INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2014
(In thousands, except per share data)
(Historical)

	SDC	Auctane	Pro forma Adjustments		Pro forma Combined

Revenue	$67,086	$4,201	$(36)	A	$71,251
Cost of revenue	14,921	1,145	(25)	A	16,041
Gross profit	52,165	3,056	(11)		55,210
Operating expenses:
Sales and marketing	21,900	1,060	(11)	A	22,949
Research and development	5,874	618	—		6,492
General and administrative	9,355	996	1,007	B
			(420)	C	10,938
Total operating expenses	37,129	2,674	576		40,379
Income from operations	15,036	382	(587)		14,831

Interest and other income, net	225	—	(18)	D	207
Income before income taxes	15,261	382	(605)		15,038
Income tax expense (benefit)	(3,294)	30	3,635	E, F	371
Net income	$18,555	$352	$(4,240)		$14,667
Net income per share
Basic	$1.15	$—	$—		$0.91
Diluted	$1.12	$—	$—		$0.89
Weighted average shares outstanding
Basic	16,107	—	—		16,107
Diluted	16,521	—	—		16,521

STAMPS.COM INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2013
(In thousands, except per share data)
(Historical)

	SDC	Auctane	Pro forma Adjustments		Pro forma Combined

Revenue	$127,819	$5,088	$(22)	A	$132,885
Cost of revenue	27,500	1,332	—		28,832
Gross profit	100,319	3,756	(22)		104,053
Operating expenses:
Sales and marketing	39,449	901	(22)	A	40,328
Research and development	10,958	611	—		11,569
General and administrative	15,794	1,151	2,014	B	18,959
Total operating expenses	66,201	2,663	1,992		70,856
Income from operations	34,118	1,093	(2,014)		33,197

Interest and other income, net	480	3	(40)	D	443
Income before income taxes	34,598	1,096	(2,054)		33,640
Income tax expense (benefit)	(9,555)	31	(3,632)	E, G	(13,156)
Net income	$44,153	$1,065	$1,578		$46,796
Net income per share
Basic	$2.81	$—	$—		$2.98
Diluted	$2.71	$—	$—		$2.87
Weighted average shares outstanding
Basic	15,691	—	—		15,691
Diluted	16,298	—	—		16,298

STAMPS.COM INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Description of the Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on SDC’s and Auctane’s historical financial information, giving effect to the acquisition and related adjustments described in these notes. SDC prepares its consolidated financial statements in accordance with US generally accepted accounting principles (“U.S. GAAP”). Certain note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by the Securities and Exchange Commission rules and regulations.

On June 10, 2014, SDC acquired 100% of the outstanding equity of Auctane LLC, which operates ShipStation, in a cash and contingent stock transaction.  ShipStation, based in Austin, Texas, offers monthly subscription based e-commerce shipping software primarily under the brand ShipStation and Auctane.  ShipStation is a leading web-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShipStation supports automatic order importing from over 40 shopping carts and marketplaces, including eBay, Amazon, Shopify, Bigcommerce, Volusion, Squarespace and others.  ShipStation offers multi-carrier shipping options, and automation features like custom hierarchical rules and product profiles that allow customers to easily and automatically optimize their shipping. Using ShipStation, an online retailer or e-commerce merchant can ship their orders from wherever they sell and however they ship.

We have accounted for the acquisition under the acquisition method of accounting in accordance with the provisions of FASB ASC Topic No. 805 Business Combinations (ASC 805). The total purchase price for ShipStation was approximately $66.2 million and was comprised of the following (in thousands, except shares):

Fair Value
Cash Consideration	$50,000
Fair value of performance linked earn-out of up to768,900 shares of Stamps.com common stock (contingent consideration)	16,242
Total purchase price	$66,242

The performance linked earn-out payment of Stamps.com shares (or contingent consideration) to former equity members of Auctane LLC is based on the achievement of certain financial measures within a future time period.  There are two future periods in which the earn-out payment will be calculated.  The first earn-out period is based on the achievement of certain financial measures during the six months ended December 31, 2014.  The second earn-out period is based on the achievement of certain financial measure during the twelve months ended December 31, 2015.  The range of Stamps.com shares available for the performance linked earn-out for both periods is between 576,675 to 768,900 shares provided a minimum threshold for the financial measures is achieved.  The current portion of the contingent consideration represents the estimated fair value of the first earn-out.  The fair value of the contingent consideration was determined based on a probability weighted method, which incorporates management’s forecasts of financial measures and the likelihood of the financial measure targets being achieved using a series of options that replicate the pay-off structure of the earn-out, and the value of each of these options was determined using the Black-Scholes-Merton option pricing framework.

Under the acquisition method of accounting under ASC 805, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. We have made significant estimates and assumptions in determining the preliminary allocation of the purchase price. The preliminary allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. The following table is the allocation of the purchase price (in thousands, except years):

	Fair Value	Fair Value	Weighted Average Estimated Useful Life (In Years)
Cash and cash equivalents		$1,118
Trade accounts receivable		254
Other assets		39
Property and equipment		187
Goodwill		50,544
Identifiable intangible assets:
Trademark	$500
Developed technology	5,300
Non-compete agreement	400
Customer relationship	9,000
Total identifiable intangible assets		15,200	8
Accrued expenses and other liabilities		(836)
Deferred revenue		(264)
Total purchase price		$66,242

Goodwill represents the excess of the fair value of consideration given over the fair value of the tangible assets, identifiable intangible assets and liabilities assumed in a business combination and the potential synergy of combining the operations of Stamps.com and ShipStation.  We expect the entire amount of goodwill recorded in this acquisition will be deducted for tax purposes ratably over a 15 year period.  The identified intangible assets consist of trademarks, developed technology, non-compete agreements and customer relationships.  The estimated fair values of the trademark and developed technology were determined using the “Relief from Royalty” method.  The estimated fair value of the non-compete was determined using the “With and Without” method.  The estimated fair value of customer relationship was determined using the “Excess Earnings” method.  The rate utilized to discount net cash flows to their present values was approximately 15% and was determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows.  Trademark, developed technology, non-compete and customer relationship will be amortized on a straight-line basis over their estimated useful lives.  We expect the amortization of acquired intangibles will be approximately $500,000 per quarter for the remaining estimated useful lives.

Pro Forma Adjustments

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the acquisition of Auctane. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial information to give effect to the pro forma events that are directly attributable to the acquisition, factually supportable and expect to have a continuing impact on the combined results of SDC and Auctane. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and Auctane or costs that may be incurred in integrating SDC and Auctane.
The pro forma adjustments included in the unaudited pro forma combined statements of operations are as follows:
(A)
Adjustments to eliminate SDC revenue recognized from Auctane of approximately $11,000 and $22,000 during the six months ended June 30, 2014 and year ended December 31, 2013, respectively, and  to eliminate Auctane revenue recognized from SDC of approximately $25,000 during the six months ended June 30, 2014.

(B)	Adjustment to record pro forma amortization expense of purchased intangible assets from the beginning of the period presented over their estimated useful life as follows (in thousands except years):

			Pro Forma Amortization Expense
	Fair Value	Estimated Useful Life (years)	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Trademark	$500	4	$63	$125
Developed technology	5,300	7-8	331	664
Non-compete agreement	400	4	50	100
Customer relationship	9,000	8	563	1,125
Total identifiable intangible assets	$15,200		$1,007	$2,014

(C)	Adjustment to eliminate the acquisition and integration related corporate development expenses of approximately $420,000 that was recorded by SDC in the second quarter of 2014 in general and administrative expense.

(D)	Adjustment to eliminate interest income of approximately $18,000 and $40,000 for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, from SDC’s statement of operations for cash used in the acquisition and not available for investment during the period.

(E)	Adjustment to reflect estimated corporate alternative minimum U.S. federal and state taxes expense of Auctane totaling approximately $1,000 and $2,000 during the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(F)	SDC released a portion of its valuation allowance totaling approximately $3.6 million during the second quarter of 2014 based on a re-evaluation of our forecast of our projected taxable income due to the Auctane acquisition. Adjustment is to eliminate this valuation allowance release.

(G)	Adjustment to record tax valuation allowance release of approximately $3.6 million based on a re-evaluation of our forecast of our projected taxable income due to the Auctane acquisition as if the release occurred on January 1, 2013.